UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	February 9, 2011
Tanke Biosciences Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53529	26-3853855
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 2801, East Tower of Hui Hao Building, No. 519 Machang Road, Pearl River New City, Guangzhou, People’s Republic of China	510627
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +86-20-38859025

19 East 200 South, Suite #1080, Salt Lake City, Utah 84111
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

EXPLANATORY NOTE

On February 9, 2011, we acquired China Flying Development Limited (“China Flying”), a Hong Kong company, and its indirect, controlled subsidiary Guangzhou Tanke, a leading animal nutrition and innovative feed additive provider in China pursuant to the Share Exchange Agreement (the “Share Exchange Agreement”), dated as of January 3, 2011, by and between Greyhound Commissary, Inc., China Flying and Golden Genesis Limited (“Golden Genesis”), a British Virgin Islands company and the sole shareholder of China Flying.  We refer to this transaction as the Share Exchange.  On February 10, 2011, we filed with the Securities and Exchange Commission (the "SEC") a current report on Form 8-K (the "Form 8-K") to provide required information regarding Guangzhou Tanke Industry Co., Ltd. (“Guangzhou Tanke”), a PRC company, which is our principal operating subsidiary and the Share Exchange. As described therein, we succeeded to the business of the Company as our sole line of business, and changed our legal name to Tanke BioSciences Corporation. on February 9, 2011.

On March 31, 2011, we filed with the SEC our annual report on Form 10-K for the fiscal year ended December 31, 2010. While this annual report relates to the current business and operations of our company post-Share Exchange, in accordance with SEC rules, it includes the audited financial statements and related notes of our company as of December 31, 2010 (e.g., prior to the Share Exchange) and related discussion in Item 7 thereof. We are filing this amendment to the Form 8-K in order to include a Management's Discussion and Analysis of Financial Condition and Results of Operations of Guangzhou Tanke as of, and for the year ended, December 31, 2010, as well as financial statements and related notes for such period and pro forma financial statements as of, and for the year ended, December 31, 2010.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as its plans, objectives, expectations and intentions. Its actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements. As a result of the Share Exchange and the VIE Agreements, the Company, through Kanghui Agricultural, its indirect wholly owned subsidiary, assumed management of the business activities of Guangzhou Tanke and has the right to appoint all executives and senior management and the members of the board of directors of Guangzhou Tanke.  As used in this section, the terms “we”, “our”, “us” and the “Company” refer to the Company, our direct and indirect subsidiaries and Guangzhou Tanke, our principal operating business.

Overview

We are one of the leading animal nutrition and feed additive providers in China and in 2001 were designated a certified high-tech company by the Guangzhou City Commission of Science and Technology as recognition for new technology developed by us in the agriculture industry. Our products optimize the growth and health of livestock such as pigs and cattle, as well as farmed fish, and seek to capitalize on China’s growing demand for safe and reasonably priced food.  Feed additives are utilized in China at less than half the rate of the United States and Europe, we have a significant growth opportunity as Chinese farmers and ranchers include a greater amount of increasingly sophisticated additions in their feed.

We have has more than 150 employees, with 40 engaged in sale or sales-related activities.  Our headquarters and manufacturing facilities are in a state-of-the-art 34,000 square-meter facility in the capital city of Guangzhou, in Guangdong province.  We currently produce 21 branded feed additives, with each brand available in seven different mixes that correspond to different states of an animal’s life cycle.

Our major products address most key market categories within China’s animal feed additive industry including: Organic Trace Mineral Additives, which account for approximately 75% of our revenue, Feed Acidifiers, Seasonings and Flavor Enhancers, which account for approximately 17% of our revenue, and Herbal Medicinal Additives, which account for approximately 2% of our revenue. Our extensive distribution network reaches China’s top 10 feed producers and the 500 largest animal farming operations. We currently market 21 different brands of feed additives at various price points to meet the demands of existing and prospective customers. Within each brand there are seven different mixes that correspond to the different growth stages of an animal’s life cycle. While the majority of our sales are domestic, international sales, mainly in Southeast Asia, Latin American and other developing countries, currently account for approximately 1.42% of our total sales.

Critical Accounting Policies

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Basis of Presentation

The Company’s consolidated financial statements have been stated in US dollars and prepared in accordance with generally accepted accounting principles in the United States of America.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of due from related parties, the net realizable value of inventories, the estimation of useful lives of property and equipment, and intangible assets.  Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification (“ASC”) 605-10, Revenue Recognition, and SEC Staff Accounting Bulletin No. 104. Pursuant to these pronouncements, revenue is recognized when all of the following criteria are met:

- Persuasive evidence of an arrangement exists;
- Delivery has occurred or services have been rendered;
- The seller's price to the buyer is fixed or determinable; and
- Collectability is reasonably assured.

Our revenue is generated through the wholesale and retail sale of feed additives for pigs and cattle as well as farmed fish,  including organic trace mineral additives, functional regulation additives, herbal medicinal additives and raw materials. Before we recognize revenue on these product sales, written purchase orders and contracts are received in advance of all shipments of goods to customers. For sales within our own province, delivery is made by our employees. Such delivery occurs on the same day as shipment. For delivery outside the province, shipment is made through a separate logistics company that assumes the risk of loss. Revenue is recognized upon shipment of goods to the customers. We typically do not incur bad debt losses because this type of loss is deducted from the salesperson’s compensation, thereby mitigating the loss to us. Therefore, collectability is reasonably assured.

Revenue is presented net of sales returns, which are not significant. However, the Company continually performs analyses of returns and records a provision at the time of sale if necessary.  At December 31, 2010, it was determined that potential returns and allowances were not material so the Company did not record a provision for returns. We revisit this estimate regularly and adjusts it if conditions change.

Research and Development Costs

Research and development costs are charged as expense when incurred and included in operating expenses.

Foreign Currency Translation

Our functional currency is the Chinese Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, our financial statements are prepared using the functional currency have been translated into United States dollars (“US$” or “$”). Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates for the period.  Stockholders’ equity is translated at historical exchange rates. Any translation adjustments are included as a foreign exchange adjustment in other comprehensive income, a component of stockholders’ equity.

Exchange rates applied for the foreign currency translation during the years are as follows:

US$1 to RMB	2010	2009

Closing rate	6.6227	6.8282
Average rate	6.7255	6.8314

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Results of Operations

Results of Operations for the Year Ended December 31, 2010 versus 2009

Revenue, Costs of Sales and Gross Profit

We operate in four segments: (1) Organic Trace Mineral Additives, (2) Functional Regulation Additives, (3) Herbal Medicinal Additives and (4) Other. Management tracks each of these operations separately.

	Years Ended December 31,
	2010	2009	$ Change	% Change

Segment revenues
Organic Trace Mineral Additives	$15,197,415	$8,498,716	$6,698,699	79%
Functional Regulation Additives	3,388,111	2,436,244	951,867	39%
Herbal Medicinal Additives	419,450	340,635	78,815	23%
Other revenue	1,092,808	893,944	198,864	22%
	$20,097,784	$12,169,539	7,928,245	65%

Segment costs of sales
Organic Trace Mineral Additives	$9,291,424	$4,038,472	$5,252,952	130%
Functional Regulation Additives	2,098,021	1,588,669	509,352	32%
Herbal Medicinal Additives	381,205	235,641	145,564	62%
Other revenue	926,676	832,139	94,537	11%
	$12,697,326	$6,694,921	6,002,405	90%

Segment gross profit
Organic Trace Mineral Additives $	5,905,991	$4,460,244	$1,445,747	32%
Functional Regulation Additives	1,290,090	847,575	442,515	52%
Herbal Medicinal Additives	38,245	104,994	(66,749)	-64%
Other revenue	166,132	61,805	104,327	169%
	$7,400,458	$5,474,618	1,925,840	35%

Following is comparison of our revenue, costs of sales and gross profit by segment for the years ended December 31, 2010 and 2009.

Organic Trace Mineral Additives

Organic trace mineral additives constitute the largest and fastest growing area of our business. We are China’s largest domestic provider of organic trace mineral additives, specializing in the development and production of chelated organic trace mineral additives.  Our current trace mineral manufacturing facility is the largest chelating facility in China and has the capacity to produce approximately 250 metric tons of organic trace minerals per day.

Revenue from organic trace mineral additives accounted for approximately 75% of our total 2010 revenues, up from 70% in 2009, and carried a gross profit margin of approximately 39%, compared to 52% in 2009.

In 2010, revenue from organic trace mineral additives increased by $6,698,699 or 79% from the level in 2009, due to a volume variance. During 2010, there was a significant increase in the cost of raw materials; however we did not increase prices to our customers. For example, the cost of wild rattan tea increased 47%, and the cost of lemon acid increased 25%. However, we maintained the same selling price for these products. As a result, our pricing was below that of our competitors and we were able to increase the volume of our sales. This strategy allowed us better market penetration, both to existing and new customers; however because of this pricing strategy, gross profits from this segment as a percentage of sales decreased. As opposed to the 79% increase in revenue from this segment, our gross profit increased by only $1,445,747, or 32%. This is due entirely to the pricing strategy described above. Going forward, we will continue monitoring the selling prices to balance market penetration with profitability.

Functional Regulation Additives

Functional feed additives are widely used to enhance the properties of other products, improve feed efficiency and stimulate the rapid maturation of the immune system.

We currently produce two types of functional regulation additives: feed acidifiers and flavor enhancers. Feed acidifiers are used to prevent microbial degradation of raw materials or finished feeds and to maintain the quality of feed. Flavor enhancers are used to improve feed palatability, enhance animal appetite and stimulate saliva, gastric and pancreatic juices and other digestive juice secretion and gastrointestinal motility and ultimately feed consumption and yield from production animals.

Revenue from functional regulation additives accounted for approximately 17% of Tanke’s total 2010 revenues, down from 20% in 2009, and carried a gross profit margin of approximately 38%, compared to 35% in 2009.

In 2010, revenue from functional regulation additives increased by $951,867, or 39% from the level in 2009 due primarily to increases in sales to existing customers. Like the increase in organic trace mineral additive revenue, our revenue from functional regulation additives increased due to an a volume variance. Specifically, there was an increase in raw material cost, but we made a decision not to pass this entire increase along to the customers in the way of price increases. Consequently, our pricing was lower than our competitors and that resulted in an increase in sales. However, we did not completely absorb the cost increases; so gross profits from this segment increased by $442,515, or 52%. This was due to the increased sales volume, in addition to minor improvements in the manufacturing process.

Herbal Medicinal Additives

Chinese herbal feed additives utilize traditional Chinese medicine theory to improve an animal’s digestion and appetite and to regulate the yin and yang balance of an animal’s health.

Herbal medicines come from plants, plant extracts, fungal and bee products, minerals, shells and certain animal parts. Compared to synthetic antibiotics or inorganic chemicals, these naturally-derived products are less toxic, residue free and thought to be ideal feed additives in food animal production.

Revenue from herbal medicinal additives accounted for approximately 2% of Tanke’s total 2010 revenues, down from 3% in 2009, and carried a gross profit margin of approximately 9%, compared to 31% in 2009.

In 2010, revenue from herbal medicinal additives increased by $78,815, or 23% from the level in 2009.  This is due to normal expansion of the business, particularly as our salespeople are selling more of the other product lines. Unfortunately, costs increased as in the other product lines; and as we are more focused on the organic trace mineral additive products, we did not achieve the volume increases necessary to maintain our gross profit level in this segment. The gross profits from this segment decreased by $66,749, or 64% in 2010 versus 2009.

Other (raw materials)

3Other revenue mainly consists of buying and then reselling raw materials in the amount of $992,543 and a government subsidy of $100,265.

Revenue from raw material sales accounted for approximately 5% of Tanke’s total 2010 revenues, down from 7% in 2009, and carried a gross profit margin of approximately 7%, the same as in 2009. In 2010, revenue from raw materials increased by $98,599, or 10% from the level in 2009. As described above in the descriptions of activity in our other product lines, there was a large fluctuation in the cost of raw materials in 2010. However, as the raw material is resold to other feed manufacturers, the margins are much lower and we do not have as much ability to absorb cost increases. Therefore, we pass along the cost increases as much as we can. Consequently, while the gross profits from this segment increased, its was due to the government grants as the gross profit from the raw materials resale activity was virtually the same in 2010 as it was in 2009.

We evaluate the performance of our operating segments based on segment revenue and gross profit, and management uses aggregate segment gross profit as a measure of the overall performance of the business. We believe that information about aggregate segment gross profit assists investors by allowing them to evaluate changes in the gross profit of our various offerings separate from factors other than product offerings that affect net income. The following table reconciles aggregate segment gross profit to income before income taxes.

	Years Ended
	December 31,		Increase / (Decrease)
	2010	2009	$ Change	% Change

Aggregate segment gross profit	$7,400,458	$5,474,618	$1,925,840	35.2%
Selling expenses	1,885,845	1,596,439	289,406	18.1%
Administrative expenses	834,761	783,069	51,692	6.6%
Depreciation and amortization	47,159	39,508	7,651	19.4%
Other operating expenses	258,584	17,601	240,983	1369.1%
Income from operations	4,374,109	3,038,001	1,336,108	44.0%
Foreign exchange gains/(losses), net	(1,899)	43,159	(45,058)	-104.4%
Interest income	4,828	4,890	(62)	-1.3%
Interest expense	(100,265)	(58,626)	(41,639)	71.0%
Income before income taxes	4,276,773	3,027,424	1,249,349	41.3%
Income tax expense	582,493	443,423	139,070	31.4%
Net income	$3,694,280	$2,584,001	1,110,279	43.0%

Selling and Administrative Expenses

Selling expenses for the year ended December 31, 2010 amounted to approximately $1.9 million compared with $1.6 million in 2009, an increase of $289,406 and 18.1%.  In 2010, we won several new large accounts. These large accounts are handled by the main office, and therefore the incremental selling expenses for these accounts are negligible. Other than these large accounts, the increase in selling expenses was in line with the percentage increase of sales, which was mainly attributed to an increase in travel and meeting expenses for sales department staff to develop new customers and expand the market. The number of salespeople in 2010 was the same as 2009. Selling expenses primarily include travel expense, salaries, and transportation expense, which covers approximately 39%, 30%, and 15% of the total selling expenses, respectively.

Administrative expenses for the year ended December 31, 2010 amounted to $834,761 compared with $783,069 for 2009, an increase of $51,692 or 6.6%.  The increase in administrative expenses is primarily due to research and development and travel expenses.  The research and development cost was for products to be introduced in 2011, including expansion into porcine feed. The Chinese market for pork is increasing, and we plan to take advantage of this change. Administrative expenses primarily represent the salaries for management, travel expenses and general office expenses, which cover approximately 29%, 14%, and 10% of the total general and administrative expenses, respectively.

Our selling, general and administrative expenses may fluctuate in the future due to a variety of factors, including, but not limited to:

•
Additional expenses as a result of becoming a reporting company including, but not limited to, director and officer insurance, compensation for the director, SEC reporting and compliance, transfer agent fees, additional staffing, professional fees and similar expenses;

•	Expenses resulting from developing new products or expansion of new markets, including travel and entertainment and advertising expenses.

Foreign Exchange Gains, Interest Income and Expense

Foreign exchange gains/(losses) represent primarily the net foreign exchange gains or losses during the year.  The amounts for the year ended December 31, 2010, we had losses of $1,899, as compared to a gain of $43,159 in 2009, representing a decrease of $45,058 and 104.4%.  The decrease was primarily due to the appreciated value of RMB compared to the USD during 2010.

Interest income remained consistent in 2010 as compared to 2009 as our average cash savings remained approximately the same in each year.  Interest expense increased during the year ended December 31, 2010 by $41,639 and 71% as compared to 2009 due to the new long-term borrowing in May 2009.

Income Tax Expense

Approximately 99% of our income was generated from mainland China and was generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments, except for one subsidiary, Guangzhou Tanke Bio-Te Co. Ltd, which obtained tax exemption on April 2007 from the State Tax Bureau of Huadu District, Guangzhou.  Guangzhou Tanke Bio-Tech was a joint venture enterprise and was eligible for tax reduction and exemption, which enjoys the “two year exempt, three years half” benefits. These benefits are the result of a new tax law passed by the National People’s Congress of China in 2007. It means Tanke was exempt from tax for the first two years, which ended in 2008, and now pays one half the 25% tax rate for the next three years, through 2011.

Taking into consideration the new tax law, the effective statutory tax rate for Guangzhou Tanke Bio-Te Co. Ltd was 12.5% both for years ended December 31, 2010 and 2009.

The income tax expense amounted to $582,493 for the year ended December 31, 2010, an increase of $139,070 and 31.4% compared to 2009 and was attributed to the increase in taxable income for the year ended December 31, 2010.

Liquidity and Capital Resources

As of December 31, 2010, and 2009 we had cash and balances of $2,222,025 and $1,817,875, respectively. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations primarily by cash from operations and capital contributions by our stockholders.

The following table sets forth a summary of our cash flows for the periods indicated.

	Year Ended
	December 31,	December 31,
	2010	2009
Net cash provided by (used in) operating activities	$4,384,988	$1,739,570
Net cash provided by (used in) investing activities	(2,821,822)	(363,698)
Net cash provided by (used in) financing activities	(1,220,739)	(822,959)
Effects of exchange rate change on cash	61,723	1,445
Net increase (decrease) in cash	$404,150	$554,358

We will require additional cash resources to meet the cash requirements of our planned growth.

Operating Activities

Net cash provided by operating activities was $4,384,988 for the year ended December 31, 2010 compared to cash provided of $1,739,570 in 2009, an increase of $2,645,418. The increase was due to the increase in net income of $1,358,313, driven primarily by the market acceptance of our new organic trace mineral products.  During 2009, we made a payment of approximately $1.2 million in 2009 to settle payables accounts, as well as an increase in other receivables of approximately $600,000. The payments in 2009 were settling accounts established in 2008, and therefore, as the accounts were settled, this type of payment was not necessary in 2010.

Investing Activities

Net cash used in investing activities was $2,821,822 for the year ended December 31, 2010 compared to cash provided in 2009 of $363,698, a change of $2,458,124. The increase in cash used in investing activities in 2010 was partially due to our disbursement of $2,676,381 (RMB18,000,000) on the Huadu factory campus reconstruction project, and the purchase of new equipment of $133,614. This was partially offset by the return in 2010 of the $146,000 of cash that was restricted in 2009.

Financing Activities

Net cash used in financing activities was $1,220,739 for the year ended December 31, 2010 compared to cash used in 2009 of $822,959, an increase of $397,780.  The cash used during 2010 was primarily due to the company’s repayment of bank loans of $892,134.  The cash used in 2009 was due primarily to amounts advanced to shareholders in amount of $3,107,000, partially offset by cash received from  bank loan borrowings of $2,196,000.

Going forward, we have has no plans to borrow more from the bank, but rather will continue paying off the existing facility. Additionally, the shareholders have signed a promissory note agreeing to repay $3,265,559 to us by June 30, 2012. As of December 31, 2010, the total outstanding balance relating to these promissory notes amounted to $3,008,154, of which $2.033,622 is scheduled to be collected during 2011, and the remaining $974,532 is scheduled for collection in 2012.

The bank loan had a balance at December 31, 2010 of $1,358,962, of which $905,975 is due in 2011.  It bears interest at 5.4% per annum, and is due May 21, 2012. We expect to use the proceeds from the repayment of the shareholder notes to repay the bank loan.

Additionally, on February 9, 2011, the Company entered into a Securities Purchase Agreement with individual investors relating to a private placement transaction by the Company (the “Private Placement”) of 6,669,627 units.  Each unit consisted of a $1.15 principal amount 8% Senior Convertible Note (the “Notes”) and a Common Stock Purchase Warrant (the “Warrants”) to purchase one share of the Company’s common stock at an exercise price of $1.40 per share.  The Private Placement resulted in the sale of Notes in the amount of $7,620,072 The Notes are convertible into Common Stock at $1.15 per share, and have certain restrictive covenants including a limitation on indebtedness and capital expenditures, as well as a restriction on paying dividends.

As a result of the above, we expect positive cash from financing activities during 2011.

We have historically funded our operation primarily through cash generated from operations. Over the next twelve months, we intend to pursue organic and acquisitive growth and increase our market share in mainland China.  We believe that our cash on hand and cash flow from operations will meet our present operating cash needs for the next 12 months.  We expect that our cash flow from financing activities will be used to finance growth.

Additionally, we may require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue.  If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity, securities, convertible notes or warrants in the future.

Effect of Changes in the Foreign Exchange Rate

Upon translation of the Company’s financial statements into US Dollars for the purpose of financial reporting in the United States, the exchange rate between the Chinese Renminbi and the US Dollar can have an impact on the amount of reported cash on hand.

However, 99% of our revenue is generated in China, and currently over 90% of its cost is within China. As a result, from an operational standpoint, a change in the exchange rate has relatively little impact on us. Such change is not expected to affect our liquidity in any significant way.

Economy and Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

We have not experienced any significant cancellation in orders due to the downturn in the economy.  Furthermore, we have also had only a small number of customer-requested delays in delivery or production.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have, or are reasonably likely to have a current or future effect on our financial statements.

Seasonality

Our operating results and operating cash flows historically have not been subject to significant seasonal variations.  However, sales around Chinese New Year will be comparatively lower than other months. This pattern may change as a result of new market opportunities or new product introduction.

Recent Accounting Pronouncements

See Note 2 of the accompanying consolidated financial statements for a description of recent accounting pronouncements.

We do not anticipate that the adoption of these recent accounting pronouncements will have a material impact on our financial statements.

Item 9.01  Financial Statements and Exhibits

(a)           Financial Statements of Business Acquired

The audited consolidated financial statements of Tanke as of and for the years ended December 31, 2010 and 2009 and related footnotes are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

The following is an index to such financial statements:

Exhibit 99.1 - Audited financial statements of Tanke as of and for the fiscal years ended December 31, 2010 and 2009

(c)           Shell Company Transactions – Pro Forma Financial Information

The financial statements and the pro forma financial information required by Item 9.01(c) to Form 8-K are filed with this Current Report on Form 8-K as Exhibit 99.2.

(d)           Exhibits

Exhibit No.	Description
23.1	Consent of Parker Randall CF (H.K.) CPA Limited *
99.1	Audited financial statements of Guangzhou Tanke as of and for the fiscal years ended December 31, 2010 and 2009*
99.2	Pro forma financial information of the Company *

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANKE BIOSCIENCES CORPORATION.

Date: May 13, 2011	By:	/s/ Guixiong Qiu
		Name:	Guixiong Qiu
		Title:	Chief Executive Officer